Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-6956	Arlington, Virginia 22209
	c/o June Connor	www.cebglobal.com

CEB REPORTS FOURTH QUARTER RESULTS AND PROVIDES 2016 GUIDANCE

Company Achieves Constant Currency CEB Segment Contract Value Growth of 4.9%, Increases Quarterly Cash Dividend by 10.0%, and Approves Additional $150 Million Stock Repurchase Program

ARLINGTON, Va. – February 3, 2016 – CEB Inc. (“CEB” or the “Company”) (NYSE: CEB) today announced financial results for the fourth quarter and year ended December 31, 2015. Revenue increased 1.2% to $242.9 million in the fourth quarter of 2015 from $240.1 million in the fourth quarter of 2014. Net income in the fourth quarter of 2015 was $18.3 million, or $0.55 per diluted share, compared to net income of $28.6 million, or $0.84 per diluted share, in the same period of 2014. Included in net income for the fourth quarter of 2015 was an additional $8.0 million of accelerated amortization expense associated with a change in the estimated useful life of the SHL trade name, $5.1 million in restructuring costs, and a $0.9 million pre-tax net non-operating foreign currency loss. Included in net income for the fourth quarter of 2014 was a $5.5 million pre-tax net non-operating foreign currency gain and $1.8 million in restructuring costs. Adjusted net income was $36.6 million and Non-GAAP diluted earnings per share were $1.10 in the fourth quarter of 2015 compared to $37.8 million and $1.11 in the same period of 2014, respectively.

In 2015, revenue increased 2.1% to $928.4 million from $909.0 million in 2014. Net income in 2015 was $92.5 million, or $2.75 per diluted share, compared to $51.2 million, or $1.50 per diluted share, in the same period of 2014. Included in net income in 2015 was an additional $8.0 million of accelerated amortization expense associated with a change in the estimated useful life of the SHL trade name, $6.4 million in restructuring costs, $4.8 million of pre-tax debt extinguishment costs associated with the June 2015 refinancing of the Company’s senior secured credit facility and issuance of senior notes, and a $5.6 million pre-tax net non-operating foreign currency gain. Included in net income in 2014 was a $39.7 million pre-tax impairment loss associated with PDRI, a $6.6 million pre-tax gain related to a cost method investment, an $8.6 million pre-tax net non-operating foreign currency gain, and $1.8 million in restructuring costs. Adjusted net income was $126.9 million and Non-GAAP diluted earnings per share were $3.77 in 2015 compared to $113.1 million and $3.32 in 2014, respectively.

“We continue to position the business for attractive top and bottom-line growth, even though gaps in our new sales pipeline ultimately caused full-year 2015 bookings to fall beneath our target range” said Tom Monahan, CEB Chairman and CEO. “As a result of our work in 2015, we enter 2016 with a world-class team, a massive, loyal installed base of the world’s best companies, and a broad array of insights, tools, and data to help clients manage talent, customers, and operations.

“Even against the backdrop of a suddenly volatile economic environment, the CEB formula for value creation remains intact – EPS growth through recurring revenue and margin expansion, combined with return of capital to shareholders. By staying laser focused on solving the range of high-dollar problems on clients’ desks, we’ll position the business to deliver on this formula in 2016 and for years to come.”

OUTLOOK FOR 2016

The Company’s 2016 annual guidance is as follows: Revenue of $945 to $975 million, Adjusted revenue of $947 to $977 million, capital expenditures of $33 to $35 million, Non-GAAP diluted earnings per share of $3.80 to $4.10, Adjusted EBITDA margin of at least 26%, and depreciation and amortization expense of $99 to $101 million. Adjusted revenue refers to revenue before the impact of the reduction of acquisition-related deferred revenue to fair value recognized in the post-acquisition period (“deferred revenue fair value adjustment”). The estimated reduction in 2016 revenue to reflect the impact of the deferred revenue fair value adjustment is approximately $2 million. In 2016, we expect to incur costs associated with our business transformation initiative that will consolidate and standardize our sales force automation and financial systems and we will exclude these costs from our non-GAAP results of operations. This guidance is based on the following foreign currency exchange rates: 1.48 USD to the British Pound, 1.09 USD to the Euro, and 0.73 USD to the Australian Dollar.

For the first quarter of 2016, the Company expects revenue of at least $227 million, Adjusted EBITDA margin of at least 23%, and Non-GAAP diluted earnings per share of at least $0.75.

SEGMENT HIGHLIGHTS

The CEB segment includes comprehensive data analysis, research, and advisory services that align to executive leadership roles and key recurring decisions and enable members to focus efforts to address emerging and recurring business challenges efficiently and effectively.

To unify the CEB brand across the globe, the SHL Talent Measurement segment is now the CEB Talent Assessment segment. The CEB Talent Assessment segment includes the SHL products and services of cloud-based solutions for talent assessment and talent development, and talent strategy and analytics, as well as professional services that support those solutions enabling client access to data, analytics, and insights for assessing and managing employees and applicants.

CEB Segment

Revenue increased in the fourth quarter of 2015 to $192.7 million from $186.4 million in the same period of 2014, an increase of 3.4%. Adjusted revenue increased 3.5% (5.1% increase on a constant currency basis) in the fourth quarter of 2015 to $193.6 million from $187.0 million in the same period of 2014. Adjusted EBITDA in the fourth quarter of 2015 was $55.5 million compared to $60.0 million in the same period of 2014, a decrease of 7.5% (6.8% decrease on a constant currency basis). Adjusted EBITDA margin in the fourth quarter of 2015 was 28.7% of segment Adjusted revenue compared to 32.1% in the fourth quarter of 2014.

Revenue increased in 2015 to $731.8 million from $701.6 million in 2014, an increase of 4.3%. Adjusted revenue increased 4.0% (5.8% increase on a constant currency basis) in 2015 to $733.0 million from $705.1 million in 2014. Adjusted EBITDA in 2015 was $203.1 million compared to $194.6 million in 2014, an increase of 4.4% (5.2% increase on a constant currency basis). Adjusted EBITDA margin in 2015 was 27.7% of segment Adjusted revenue compared to 27.6% in 2014.

Contract Value at December 31, 2015 increased 3.6% (4.9% increase on a constant currency basis) to $708.3 million compared to $683.5 million at December 31, 2014. Wallet retention rate at December 31, 2015 was 92% (93% on a constant currency basis) compared to 99% at December 31, 2014. Contract Value per member institution was $96 thousand ($95 thousand on a constant currency basis) at December 31, 2015 compared to $97 thousand at December 31, 2014.

CEB Talent Assessment Segment

Revenue decreased in the fourth quarter of 2015 to $50.2 million from $53.7 million in the same period of 2014, a decrease of 6.6%. Adjusted revenue decreased 5.3% (2.6% increase on a constant currency basis) in the fourth quarter of 2015 to $51.2 million from $54.1 million in the same period of 2014. Adjusted EBITDA in the fourth quarter of 2015 was $11.7 million compared to $10.6 million in the same period of 2014, an increase of 10.2% (26.4% increase on a constant currency basis). Adjusted EBITDA margin in the fourth quarter of 2015 was 22.8% of segment Adjusted revenue compared to 19.6% in the fourth quarter of 2014.

Revenue decreased in 2015 to $196.6 million from $207.4 million in 2014, a decrease of 5.2%. Adjusted revenue decreased 5.2% (4.0% increase on a constant currency basis) in 2015 to $199.0 million from $209.9 million in 2014. Adjusted EBITDA in 2015 was $40.0 million compared to $34.5 million in 2014, an increase of 15.8% (34.3% increase on a constant currency basis). Adjusted EBITDA margin in 2015 was 20.1% of segment Adjusted revenue compared to 16.4% in 2014.

Contract Value at December 31, 2015 was $109.8 million. This is a new operating statistic the Company is providing for this segment. The Company defines Contract Value, at the end of the quarter, as the aggregate annualized revenue in effect on such date, without regard to the remaining duration of any such agreement, attributed to all subscription agreements for online product access plus the aggregate annual revenue attributed to all advanced purchases of online testing units. Wallet retention rate at December 31, 2015 was 98% compared to 103% at December 31, 2014.

QUARTERLY DIVIDEND

The Company announces that its Board of Directors has approved a cash dividend on its common stock for the first quarter of 2016 of $0.4125 per share, an increase of 10.0% compared to the dividend paid in the fourth quarter of 2015. The dividend is payable on March 31, 2016 to stockholders of record on March 15, 2016. The Company will fund its dividend payments with cash on hand and cash generated from operations.

SHARE REPURCHASE

In the fourth quarter of 2015, the Company repurchased approximately 225,000 shares of its common stock at a total cost of $15.6 million. These purchases were made pursuant to the Company’s $100 million stock repurchase program approved by the Company’s Board of Directors on February 2, 2015, which is authorized through December 31, 2016. The Company had $39.6 million of repurchase authorization unused and remaining under this program at December 31, 2015.

On February 1, 2016, the Company’s Board of Directors approved a new $150 million stock repurchase program, which is authorized through December 31, 2017. Repurchases may be made through open market purchases or privately negotiated transactions. The timing of repurchases and the exact number of shares of common stock to be repurchased will be determined by CEB’s management, at its discretion, and will depend upon market conditions and other factors. The program will be in addition to the program authorized in February 2015 and will be funded using the Company’s cash on hand and cash generated from operations.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying tables, as well as earnings discussions, include a discussion of Adjusted revenue, Adjusted effective tax rate, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Non-GAAP diluted earnings per share, and constant currency financial information, all of which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure for the three months and years ended December 31, 2015 and 2014 is included in the accompanying tables.

We believe that these non-GAAP financial measures are relevant and useful supplemental information for evaluating our results of operations as compared from period to period and as compared to our competitors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, including comparison against our competitors, when publicly providing our business outlook, and as a measurement for potential acquisitions. These non-GAAP financial measures are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures used by other companies.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

•

Certain business combination accounting entries and expenses related to acquisitions: We have adjusted for the impact of the deferred revenue fair value adjustment, amortization of acquisition related intangibles, and acquisition related costs. We incurred transaction and certain other operating expenses in connection with our acquisitions, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We believe that excluding these acquisition related items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

•

Net non-operating foreign currency gain (loss): Beginning in the first quarter of 2015, we adjusted for the impact of the net non-operating foreign currency gain (loss) included in other (expense) income. These items primarily result from the remeasurement of foreign currency cash balances held by CEB US and subsidiaries with the USD as their functional currency, USD cash balances held by subsidiaries with a functional currency other than the USD, certain intercompany notes, and the balance sheets of non-US subsidiaries whose functional currency is the USD. We believe this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

•

Debt extinguishment costs, equity method investment loss, restructuring costs, impairment loss, and gain on cost method investment: We believe that excluding these items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these items. We exclude these items because management does not believe they correlate to the ongoing operating results of the business.

•

Share-based compensation: Although share-based compensation is a key incentive offered to our employees, we evaluate our operating results excluding such expense. Accordingly, we exclude share-based compensation from our non-GAAP financial measures because we believe it provides valuable supplemental information that helps investors have a more complete understanding of our operating results. In addition, we believe the exclusion of this expense facilitates the ability of our investors to compare our operating results with those of other peer companies, many of which also exclude such expense in determining their non-GAAP measures, given varying valuation methodologies, subjective assumptions, and the variety and amount of award types that may be utilized.

•

Adjusted effective tax rate: Beginning in the third quarter of 2015, we adjusted for the impact of certain discrete items included in the effective tax rate that relate to prior year periods such as government provided tax incentives that were claimed in the current year, the change in our election to claim foreign tax credits that were previously taken as deductions, changes in tax planning strategies and changes in valuation allowances in certain jurisdictions. We exclude these items because management believes it will facilitate the comparison of the annual effective rate over time. The Adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes, that excludes discrete items and the tax effects of the other non-GAAP adjustments (using statutory rates), by the adjusted income before the provision for income taxes.

We are a global company that reports financial information in USD. Foreign currency exchange rate fluctuations affect the amounts reported from translating foreign revenues and expenses into USD. These rate fluctuations can have a significant effect on our reported operating results. As a supplement to our reported operating results, we present constant currency financial information. We use constant currency financial information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses. To calculate financial information on a constant currency basis, financial information in the current period for amounts recorded in currencies other than the USD is translated into USD at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

With respect to our 2016 annual and first quarter guidance, reconciliations of net income to Adjusted EBITDA, net income to Adjusted net income, and GAAP diluted earnings per share to Non-GAAP diluted earnings per share as projected for 2016 are not provided because we cannot, without unreasonable effort, determine the components of net income and GAAP diluted earnings per share to provide reconciliations with certainty.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, all statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to our 2016 annual and first quarter guidance. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the US Securities and Exchange Commission (“SEC”), and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to changing member needs and demands, our potential failure to develop and sell, or expand sales markets for our CEB Talent Assessment tools and services, our potential inability to attract and retain a significant number of highly skilled employees or successfully manage succession planning issues, fluctuations in operating results, the implementation of our business transformation initiative may be disruptive to our operations, potential cost overruns could have material adverse effects on our results of operations, and once it is completed we may not realize anticipated savings or operational benefits, our potential inability to protect our intellectual property rights, our potential inability to adequately maintain and protect our information technology infrastructure and our member and client data, potential confusion about our rebranding (including the roll-out of the CEB Talent Assessment brand for what has been known previously as the SHL Talent Measurement brand), our potential exposure to loss of revenue resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates, assumptions or revenue recognition policies used to prepare our consolidated financial statements, including those related to testing for potential goodwill impairment, our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments, the risk that we will be required to recognize additional impairments to the carrying value of the significant goodwill and amortizable intangible asset amounts included in our balance sheet as a result of our acquisitions, which would require us to record charges that would reduce our reported results, our potential inability to effectively manage the risks associated with the indebtedness we incurred and the senior secured credit facilities we entered into in connection with our acquisition of SHL or any additional indebtedness we may incur in the future, our potential inability to effectively manage the risks associated with our international operations, including the risk of foreign currency exchange fluctuations, our potential inability to effectively anticipate, plan for and respond to changing economic and financial market conditions, especially in light of ongoing uncertainty in the worldwide economy, the US economy, and possible volatility of our stock price. Various important factors that could cause our actual results to differ from our expected or historical results are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the SEC, including, but not limited to, our 2014 Annual Report on Form 10-K filed on February 27, 2015. The forward-looking statements in this press release are made as of February 3, 2016, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CEB

CEB is a best practice insight and technology company. In partnership with leading organizations around the globe, we develop innovative solutions to drive corporate performance. CEB equips leaders at more than 10,000 companies with the intelligence to effectively manage talent, customers, and operations. CEB is a trusted partner to nearly 90% of the Fortune 500, 72% of the Dow Jones Asian Titans, and more than 85% of the FTSE 100. More at cebglobal.com.

CEB Inc.

Financial Highlights and Other Operating Statistics

	Selected Percentage Changes	Three Months Ended December 31,		Selected Percentage Changes	Year Ended December 31,
		2015	2014		2015	2014

Financial Highlights:
(In thousands, except per share data)
Revenue	1.2%	$242,935	$240,102	2.1%	$928,434	$908,974
Adjusted revenue (1)	1.5%	$244,846	$241,171	1.9%	$931,923	$914,980
Net income		$18,257	$28,555		$92,528	$51,172
Adjusted net income (1)	(3.3)%	$36,550	$37,805	12.2%	$126,939	$113,142
Adjusted EBITDA (1)	(4.8)%	$67,196	$70,614	6.1%	$243,044	$229,087
Adjusted EBITDA margin (1)		27.4%	29.3%		26.1%	25.0%
Adjusted effective tax rate (1)		31.7%	35.8%		33.9%	37.8%
Diluted earnings per share		$0.55	$0.84		$2.75	$1.50
Non-GAAP diluted earnings per share (1)	(0.9)%	$1.10	$1.11	13.6%	$3.77	$3.32

Other Operating Statistics:
CEB segment Contract Value (in thousands) (2)				3.6%	$708,336	$683,451
Constant currency CEB segment Contract Value (in thousands) (3)				4.9%	$717,151
CEB segment Member institutions (4)				4.0%	7,340	7,056
CEB segment Contract Value per member institution (4)				(0.7)%	$96,026	$96,702
Constant currency CEB segment Contract Value per member institution (3)				(1.3)%	$95,439
CEB segment Wallet retention rate (5)					92%	99%
Constant currency CEB segment Wallet retention rate (3)					93%
CEB Talent Assessment segment Contract Value (in thousands) (6)					$109,807
CEB Talent Assessment segment Wallet retention rate (7)					98%	103%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)

We define “CEB segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement. CEB segment Contract Value does not include the impact of PDRI.

(3)

Calculated on a constant currency basis whereby financial information in the current period for amounts recorded in currencies other than the USD is translated into USD at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

(4)

We define “CEB segment Member institutions,” at the end of the quarter, as member institutions with Contract Value in excess of $10,000. The same definition is applied to “CEB segment Contract Value per member institution.”

(5)

We define “CEB segment Wallet retention rate,” at the end of the quarter, as the total current year segment Contract Value from prior year members as a percentage of the total prior year segment Contract Value. The CEB segment Wallet retention rate does not include the impact of PDRI.

(6)

We define “CEB Talent Assessment segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue in effect on such date, without regard to the remaining duration of any such agreement, attributed to all subscription agreements for online product access plus the aggregate annual revenue attributed to all advanced purchases of online testing units.

(7)

We define “CEB Talent Assessment segment Wallet retention rate,” at the end of the quarter, on a constant currency basis, as the last current 12 months of total segment Adjusted revenue from prior year customers as a percentage of the prior 12 months of total segment Adjusted revenue.

CEB Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue (1)	$242,935	$240,102	$928,434	$908,974
Costs and expenses:
Cost of services	87,319	83,196	327,257	323,633
Member relations and marketing	68,418	66,448	266,758	267,831
General and administrative	27,918	25,468	111,842	111,085
Acquisition related costs (2)	2,522	112	3,027	2,964
Restructuring costs	5,123	1,830	6,361	1,830
Impairment loss	—	—	—	39,700
Depreciation and amortization (3)	24,719	16,700	74,027	68,286
Total costs and expenses	216,019	193,754	789,272	815,329
Operating profit	26,916	46,348	139,162	93,645
Other (expense) income, net
Debt extinguishment costs	—	—	(4,775)	—
Interest income and other (4)	252	6,184	3,781	10,030
Gain on cost method investment	—	—	—	6,585
Interest expense	(5,727)	(4,538)	(20,636)	(18,410)
Other (expense) income, net	(5,475)	1,646	(21,630)	(1,795)
Income before provision for income taxes	21,441	47,994	117,532	91,850
Provision for income taxes	3,184	19,439	25,004	40,678
Net income	$18,257	$28,555	$92,528	$51,172
Basic earnings per share	$0.55	$0.85	$2.77	$1.52
Diluted earnings per share	$0.55	$0.84	$2.75	$1.50
Weighted average shares outstanding
Basic	33,045	33,556	33,367	33,666
Diluted	33,285	33,870	33,672	34,039
Percentage of Adjusted Revenue:
Cost of services	35.7%	34.5%	35.1%	35.4%
Member relations and marketing	27.9%	27.6%	28.6%	29.3%
General and administrative	11.4%	10.6%	12.0%	12.1%
Depreciation and amortization	10.1%	6.9%	7.9%	7.5%
Operating profit	11.0%	19.2%	14.9%	10.2%
Adjusted EBITDA (5)	27.4%	29.3%	26.1%	25.0%

(1)

Net of a reduction to reflect the impact of the deferred revenue fair value adjustment of $1.9 million and $3.5 million in the three months and year ended December 31, 2015 and $1.1 million and $6.0 million in the three months and year ended December 31, 2014, respectively.

(2)	Acquisition related costs are primarily transaction and severance costs associated with the acquisitions in 2015 and are primarily transaction costs associated with the acquisitions in 2014.
(3)	Includes an additional $8.0 million of accelerated amortization expense in the fourth quarter of 2015 associated with a change in the estimated useful life of the SHL trade name.
(4)

Interest income and other in the three months ended December 31, 2015 includes $0.2 million of interest income, a $0.6 million increase in the fair value of deferred compensation plan assets, and $0.8 million of other income partially offset by a $0.9 million net foreign currency loss and $0.4 million of equity method investment losses. Interest income and other in the three months ended December 31, 2014 includes $0.1 million of interest income, a $5.5 million net foreign currency gain, $0.3 million of other income, and a $0.3 million increase in the fair value of deferred compensation plan assets. Interest income and other in the year ended December 31, 2015 includes $0.5 million of interest income and a $5.6 million net foreign currency gain partially offset by a $0.6 million decrease in the fair value of deferred compensation plan assets, $1.4 million of equity method investment losses, and $0.3 million of other losses. Interest income and other in the year ended December 31, 2014 includes $0.4 million of interest income, an $8.6 million net foreign currency gain, $0.3 million of other income, and a $0.7 million increase in the fair value of deferred compensation plan assets.

(5)	See “Non-GAAP Financial Measures” for further explanation.

CEB Inc.

Segment Operating Results

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Adjusted Revenue (1)
CEB segment	$193,598	$187,046	$732,972	$705,110
CEB Talent Assessment segment	51,248	54,125	198,951	209,870
	$244,846	$241,171	$931,923	$914,980

Adjusted EBITDA (1)(2)
CEB segment	$55,489	$59,990	$203,085	$194,572
CEB Talent Assessment segment	11,707	10,624	39,959	34,515
	$67,196	$70,614	$243,044	$229,087
Adjusted EBITDA Margin (1)(2)
CEB segment	28.7%	32.1%	27.7%	27.6%
CEB Talent Assessment segment	22.8%	19.6%	20.1%	16.4%
Consolidated	27.4%	29.3%	26.1%	25.0%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)

The net non-operating foreign currency (loss) gain included in Interest income and other was ($0.9) million and $5.6 million in the three months and year ended December 31, 2015 and $5.5 million and $8.6 million in the three months and year ended December 31, 2014, respectively.

CEB Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$113,329	$114,934
Accounts receivable, net (1)	285,048	283,069
Deferred incentive compensation	23,484	25,779
Prepaid expenses and other current assets (3)	27,651	19,099
Total current assets	449,512	442,881
Deferred income taxes, net (4)	16,491	16,249
Property and equipment, net	102,337	112,524
Goodwill	458,409	441,207
Intangible assets, net	230,680	260,383
Other non-current assets (3)	81,123	74,728
Total assets	$1,338,552	$1,347,972
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$88,407	$89,696
Accrued incentive compensation	59,947	65,731
Deferred revenue (2)	449,694	452,679
Debt – current portion (3)	4,948	15,544
Total current liabilities	602,996	623,650
Deferred income taxes, net (4)	27,869	30,259
Other liabilities	107,592	122,832
Debt – long term (3)	556,418	485,094
Total liabilities	1,294,875	1,261,835
Total stockholders’ equity	43,677	86,137
Total liabilities and stockholders’ equity	$1,338,552	$1,347,972

(1)	Includes accounts receivable, net of $64.4 million and $61.7 million at December 31, 2015 and 2014, respectively, related to the CEB Talent Assessment segment.
(2)	Includes deferred revenue of $68.9 million and $67.4 million at December 31, 2015 and 2014, respectively, related to the CEB Talent Assessment segment.
(3)

In the second quarter of 2015, the Company early adopted ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. The December 31, 2014 balance sheet was retrospectively adjusted resulting in a reclassification of $2.1 million from Prepaid expenses and other current assets and $2.8 million from Other non-current assets to the debt liability.

(4)

In the fourth quarter of 2015, the Company early adopted ASU 2015-17, Balance Sheet Classification of Deferred Taxes. Accordingly, the Company reclassified current deferred taxes to noncurrent on its December 31, 2014 balance sheet, which increased noncurrent deferred tax assets $15.3 million and decreased noncurrent deferred tax liabilities $4.3 million.

CEB Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$92,528	$51,172
Adjustments to reconcile net income to net cash flows provided by operating activities:
Debt extinguishment costs	4,775	—
Impairment loss	—	39,700
Gain on cost method investment	—	(6,585)
Equity method investment loss	1,437	—
Depreciation and amortization	74,027	68,286
Amortization of credit facility issuance costs	2,058	2,614
Deferred income taxes	(6,747)	(21,394)
Share-based compensation	17,866	15,632
Excess tax benefits from share-based compensation arrangements	(3,958)	(3,665)
Net foreign currency remeasurement gain	(2,050)	(3,910)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,934)	(12,482)
Deferred incentive compensation	1,917	(1,582)
Prepaid expenses and other current assets	(4,901)	9,060
Other non-current assets	(4,954)	(4,784)
Accounts payable and accrued liabilities	398	4,864
Accrued incentive compensation	(4,880)	5,053
Deferred revenue	814	33,466
Other liabilities	(15,142)	6,699
Net cash flows provided by operating activities	148,254	182,144
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(22,840)	(35,201)
Cost method and other investments	(5,298)	(8,567)
Acquisition of businesses, net of cash acquired	(56,647)	(58,902)
Net cash flows used in investing activities	(84,785)	(102,670)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of senior notes	250,000	—
Borrowings from Senior Secured Credit Facility	75,000	—
Debt payments	(264,750)	(10,752)
Debt issuance costs	(6,385)	—
Proceeds from the issuance of common stock under the employee stock purchase plan	1,556	1,244
Excess tax benefits from share-based compensation arrangements	3,958	3,665
Purchase of treasury shares	(59,326)	(29,168)
Withholding of shares to satisfy minimum employee tax withholding for equity awards	(8,587)	(7,332)
Payment of dividends	(49,958)	(35,319)
Net cash flows used in financing activities	(58,492)	(77,662)
Effect of exchange rates on cash	(6,582)	(6,432)
Net decrease in cash and cash equivalents	(1,605)	(4,620)
Cash and cash equivalents, beginning of year	114,934	119,554
Cash and cash equivalents, end of period	$113,329	$114,934

CEB Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

A reconciliation of each of the non-GAAP measures to the most directly comparable GAAP measure is provided below.

Adjusted Revenue

	Three Months Ended December 31, 2015			Three Months Ended December 31, 2014
	CEB	CEB TA	Total	CEB	CEB TA	Total
Revenue	$192,748	$50,187	$242,935	$186,384	$53,718	$240,102
Impact of the deferred revenue fair value adjustment	850	1,061	1,911	662	407	1,069
Adjusted revenue	$193,598	$51,248	$244,846	$187,046	$54,125	$241,171

	Year Ended December 31, 2015			Year Ended December 31, 2014
	CEB	CEB TA	Total	CEB	CEB TA	Total
Revenue	$731,834	$196,600	$928,434	$701,573	$207,401	$908,974
Impact of the deferred revenue fair value adjustment	1,138	2,351	3,489	3,537	2,469	6,006
Adjusted revenue	$732,972	$198,951	$931,923	$705,110	$209,870	$914,980

Adjusted EBITDA

	Three Months Ended December 31, 2015			Three Months Ended December 31, 2014
	CEB	CEB TA	Total	CEB	CEB TA	Total
Net income			$18,257			$28,555
Provision for income taxes			3,184			19,439
Interest expense, net			5,568			4,414
Other income, net			(93)			(6,060)
Operating profit (loss)	$35,641	$(8,725)	26,916	$45,142	$1,206	46,348
Other (expense) income, net	(921)	1,014	93	3,669	2,391	6,060
Net non-operating foreign currency loss (gain)	2,195	(1,261)	934	(3,146)	(2,390)	(5,536)
Equity method investment loss	192	240	432	—	—	—
Depreciation and amortization	8,894	15,825	24,719	8,655	8,045	16,700
Impact of the deferred revenue fair value adjustment	850	1,061	1,911	662	407	1,069
Acquisition related costs	2,522	—	2,522	112	—	112
Restructuring costs	2,196	2,927	5,123	1,154	676	1,830
Share-based compensation	3,920	626	4,546	3,742	289	4,031
Adjusted EBITDA	$55,489	$11,707	$67,196	$59,990	$10,624	$70,614
Adjusted EBITDA margin	28.7%	22.8%	27.4%	32.1%	19.6%	29.3%

CEB Inc.

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Adjusted EBITDA (Continued)

	Year Ended December 31, 2015			Year Ended December 31, 2014
	CEB	CEB TA	Total	CEB	CEB TA	Total
Net income			$92,528			$51,172
Provision for income taxes			25,004			40,678
Interest expense, net			20,179			18,046
Debt extinguishment costs			4,775			—
Gain on cost method investment			—			(6,585)
Other income, net			(3,324)			(9,666)
Operating profit (loss)	$147,210	$(8,048)	139,162	$98,108	$(4,463)	93,645
Other (expense) income, net	(235)	3,559	3,324	6,239	3,427	9,666
Net non-operating foreign currency gain	(1,621)	(4,028)	(5,649)	(4,892)	(3,750)	(8,642)
Equity method investment loss	869	568	1,437	—	—	—
Depreciation and amortization	34,377	39,650	74,027	33,707	34,579	68,286
Impact of the deferred revenue fair value adjustment	1,138	2,351	3,489	3,537	2,469	6,006
Acquisition related costs	3,027	—	3,027	2,964	—	2,964
Restructuring costs	2,486	3,875	6,361	1,154	676	1,830
Impairment loss	—	—	—	39,700	—	39,700
Share-based compensation	15,834	2,032	17,866	14,055	1,577	15,632
Adjusted EBITDA	$203,085	$39,959	$243,044	$194,572	$34,515	$229,087
Adjusted EBITDA margin	27.7%	20.1%	26.1%	27.6%	16.4%	25.0%

Adjusted Net Income

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$18,257	$28,555	$92,528	$51,172
Net non-operating foreign currency loss (gain) (1)	953	(4,975)	(4,357)	(7,394)
Debt extinguishment costs (1)	—	—	2,841	—
Equity method investment loss (1)	354	—	1,086	—
Amortization of acquisition related intangibles (1)	12,602	6,561	31,387	27,320
Impact of the deferred revenue fair value adjustment (1)	1,449	694	2,564	3,964
Acquisition related costs (1)	1,554	67	1,854	1,856
Restructuring costs (1)	3,435	1,167	4,295	1,167
Impairment loss (2)	—	3,433	—	31,386
Gain on cost method investment (1)	—	—	—	(3,944)
Share-based compensation (1)	2,824	2,478	11,103	9,719
Discrete tax items (3)	(4,878)	(175)	(16,362)	(2,104)
Adjusted net income	$36,550	$37,805	$126,939	$113,142

CEB Inc.

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Non-GAAP Diluted Earnings per Share

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Diluted earnings per share	$0.55	$0.84	$2.75	$1.50
Net non-operating foreign currency loss (gain) (1)	0.03	(0.15)	(0.13)	(0.22)
Debt extinguishment costs (1)	—	—	0.08	—
Equity method investment loss (1)	0.01	—	0.03	—
Amortization of acquisition related intangibles (1)	0.39	0.20	0.93	0.80
Impact of the deferred revenue fair value adjustment (1)	0.04	0.02	0.08	0.12
Acquisition related costs (1)	0.05	—	0.06	0.05
Restructuring costs (1)	0.10	0.04	0.13	0.04
Impairment loss (2)	—	0.10	—	0.92
Gain on cost method investment (1)	—	—	—	(0.12)
Share-based compensation (1)	0.08	0.07	0.33	0.29
Discrete tax items (3)	(0.15)	(0.01)	(0.49)	(0.06)
Non-GAAP diluted earnings per share	$1.10	$1.11	$3.77	$3.32

Adjusted Effective Tax Rate

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Effective tax rate	14.9%	40.5%	21.3%	44.3%
Effect on tax rate of discrete items	9.1%	0.3%	8.5%	1.2%
Effect on tax rate of non-GAAP adjustments using statutory rates	7.7%	(5.0)%	4.1%	(7.7)%
Adjusted effective tax rate	31.7%	35.8%	33.9%	37.8%

(1)

Adjustments are net of the annual estimated income tax effect using statutory rates based on the relative amounts allocated to each jurisdiction in the applicable period. The following income tax rates were used: 23% in 2015 and 15% in 2014 for the net non-operating foreign currency loss (gain); 41% in 2015 for the debt extinguishment costs; 24% in 2015 for the equity method investment loss; 27% in 2015 and 30% in 2014 for the amortization of acquisition related intangibles; 27% in 2015 and 34% in 2014 for the impact of the deferred revenue fair value adjustment; 39% in 2015 and 37% in 2014 for acquisition related costs; 32% in 2015 and 36% in 2014 for restructuring costs; 40% in 2014 for the gain on cost method investment; and 38% in 2015 and 2014 for share-based compensation.

(2)

The $39.7 million impairment loss associated with PDRI’s non-deductible intangible assets and goodwill recognized in the three months ended June 30, 2014 was not treated as a discrete event in the provision for income taxes; rather, it was considered to be a component of the estimated annual effective tax rate. Approximately $3.4 million of the income tax effect associated with the non-deductible goodwill impairment loss was reflected in the income tax provision in the three months ended December 31, 2014 to bring the full year adjustment to $31.4 million.

(3)

In the three months ended December 31, 2015, discrete tax benefits related to prior years were $4.9 million, which primarily included $1.1 million of changes in tax planning strategies, $1.5 million in reduction of reserves for uncertain tax positions, and $2.2 million from a decrease in the future UK statutory tax rate. In 2015, discrete tax benefits related to prior years were $16.4 million, which included $6.2 million of government provided tax incentives claimed in the current year affecting prior year tax returns, $2.2 million related to a change in the Company’s election to claim foreign tax credits that were previously taken as deductions, $4.3 million of changes in tax planning strategies, $1.5 million in reduction of reserves for uncertain tax positions, and $2.2 million from a decrease in the future UK statutory tax rate. In the three months ended December 31, 2014, discrete tax benefits of $0.2 million related primarily to a $0.5 million release of a valuation allowance against net operating losses offset by a $0.3 million increase in reserves for uncertain tax positions. In 2014, discrete tax benefits of $2.1 million related primarily to a $1.5 million release of a valuation allowance against net operating losses and a $0.6 million reduction of reserves for uncertain tax positions.

CEB Inc.

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Constant Currency

	Three Months Ended December 31, 2015
	CEB	CEB TA	Total
Adjusted revenue	$193,598	$51,248	$244,846
Currency exchange rate fluctuations	3,002	4,295	7,297
Constant currency Adjusted revenue	$196,600	$55,543	$252,143

Adjusted EBITDA	$55,489	$11,707	$67,196
Currency exchange rate fluctuations	416	1,720	2,136
Constant currency Adjusted EBITDA	$55,905	$13,427	$69,332

	Year Ended December 31, 2015
	CEB	CEB TA	Total
Adjusted revenue	$732,972	$198,951	$931,923
Currency exchange rate fluctuations	12,967	19,319	32,286
Constant currency Adjusted revenue	$745,939	$218,270	$964,209

Adjusted EBITDA	$203,085	$39,959	$243,044
Currency exchange rate fluctuations	1,693	6,404	8,097
Constant currency Adjusted EBITDA	$204,778	$46,363	$251,141